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                         April 2, 2024

       Lawrence L. Metz
       President and Co-Chief Executive Officer
       Maiden Holdings, Ltd.
       94 Pitts Bay Road, 1st Floor
       Pembroke HM 08, Bermuda

                                                        Re: Maiden Holdings,
Ltd.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 31,
2023
                                                            File No. 001-34042

       Dear Lawrence L. Metz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program